Exhibit 10.1

Equity Purchase Framework Agreement

Equity Purchase Framework Agreement

This Equity Purchase Framework Agreement (the “Agreement”) was entered into on October 28, 2014 by and among the following parties in Shanghai:

Party A (Purchaser): Xinwei Solar Power Engineering (Suzhou) Co., Ltd. (新维太阳能电力工程(苏州)有限公司)

Domicile: 66 Huan Fu Road, Suzhou Industrial Park

Party B1 (Transferor 1):	Zhong Jun Hao (钟俊浩)
Party B2 (Transferor 2):	Li Jin (李谨)
Party B3 (Transferor 3):	Tong Ling Hong Xin Ling Xiang Investment Partnership (铜陵鸿鑫领享投资合伙企业) (limited partnership)
Party B4 (Transferor 4):	Shanghai Yi Ju Sheng Yuan Investment Center (上海易居生源股权投资中心) (limited partnership)
Party B5 (Transferor 5):	Shanghai NineCity Investment Holding (Group) Ltd. (上海九城投资控股(集团)有限公司)
Party B6 (Transferor 6):	Shanghai Yi Ju Sheng Quan Equity Investment Center (上海易居生泉股权投资中心) (limited partnership)
Party B7 (Transferor 7):	Shanghai Panshi Investment Co., Ltd. (上海磐石投资有限公司)

Party B1, Party B2, Party B3, Party B4, Party B5, Party B6 and Party B7 are hereinafter collectively referred to as “Party B”, Transferor 1, Transferor 2, Transferor 3, Transferor 4, Transferor 5, Transferor 6 and Transferor 7 are hereinafter collectively referred to as the “Transferor”. Party B3, Party B4, Party B5, Party B6 and Party B7 are collectively referred to as the “PE Transferor”.

Party C (Target Company):	Shanghai All-Zip Metal Roofing System Co., Ltd. (上海亚泽新型屋面系统股份有限公司)
Domicile:	146 Nanxing Road, Jinhui Town, Fengxian District, Shanghai

Equity Purchase Framework Agreement

The following framework agreement was entered into by all parties after amicable discussion under the principles of mutual cooperation and mutual benefits:

Purchaser

The associates specified by Xin Wei Solar Power Electric Engineering (Suzhou) Co., Ltd. (新维太阳能电力工程(苏州)有限公司), under the agreement in respect of any “person”, associates refers to the person that it directly or indirectly controls, or it is controlled by that person, or any other companies or entities that it jointly controls with that person or it is jointly being controlled by such other companies or entities.

Transferor

Zhong Jun Hao (钟俊浩), Li Jin, Tong Ling Hong Xin Ling Xiang Investment Partnership (limited partnership), Shanghai Yi Ju Sheng Yuan Investment Center (limited partnership), Shanghai Jiu Cheng Investment Holding (Group) Ltd, Shanghai Yi Ju Sheng Quan Equity Investment Center (limited partnership) and Shanghai Panshi Investment Co., Ltd, or the associates of the Transferor of the equity of the Target Company directly or indirectly held by them after the domestic and overseas restructuring of the equity of the Target Company.

Shanghai Panshi Investment Co., Ltd. and the other Transferors have reached a consensus that prior to the Closing they will pay USD5 million to acquire a portion of the equity in the Target Company.

Target Company

The Target Company Shanghai All-Zip Metal Roofing System Co., Ltd. was set up on 1 April 2004, in which Zhong Jun Hao holds 72.2925% of the equity, Li Jin holds 8.505% of the equity, Tong Ling Hong Xin Ling Xiang Investment Partnership (limited partnership) holds 5.5% of the equity, Shanghai Yi Ju Sheng Yuan Investment Center (limited partnership) holds 5.3676% of the equity, Shanghai NineCity Investment Holding (Group) Ltd. holds 4.2525% of the equity, Shanghai Yi Ju Sheng Quan Equity Investment Center (limited partnership) holds 4.0824% of the equity. The Target Company has a registered capital of RMB45 million, with its legal representative being Zhong Jun Hao and its registered address being at 146 Nanxing Road, Jinhui Town, Fengxian District, Shanghai. Its scope of business covers design, processing, construction and installation of construction wall, construction door and window and steel structure projects, construction of interior decoration projects, wholesale and retail of mechanical equipment, processing, wholesale and retail of metal products, research and development, design, construction, whole, retail of the planes of solar energy buildings as well as the import and export business of goods and technologies. (For those projects requiring approval pursuant to the laws, business activities can only be started after the approval by the relevant departments is obtained). As at the date of the Agreement, the Target Company has set up two subsidiaries in China, which are namely Jiangsu Zegao New Energy Construction Co., Ltd. (江苏泽高新能源建设有限公司) and Jiangsu Fengze New Materials Co., Ltd. (江苏丰泽新材料有限公司).

Equity Purchase Framework Agreement

Special Provisions in relation to the Target Company

For the purpose of completing the acquisition under the Agreement, the Target Company needs to carry out domestic and overseas restructuring, after the completion of the restructuring, Party A of the associate specified by Party A will acquire the Target Company or the equity of the overseas shareholders of the Target Company in order to achieve the purpose of acquiring the Target Company and its overseas investment and projects under construction.

The costs and expenses of the Target Company for building the overseas structure shall be borne by Party B.

Closing

Refers to the 100% equity in the Target Company (the “Target Equity”) becoming registered under the name of the Purchaser directly or indirectly (the date of completion of such registration referred to as the “Closing Date”).

The Closing Date should occur within 10 working days after the day on which both the Transferor and the Purchaser confirm that the closing conditions are fulfilled.

Approval required at the time of signing the Agreement

The Purchaser confirms that at the execution of the Agreement, it has obtained all the necessary internal approval and consent in order to complete this transaction.

The Transferor confirms that at the execution of the Agreement, the Transferor has obtained all the necessary internal approval and consent in order to complete this transaction, and guarantees that the Target Company has obtained all the necessary internal approval and consent in order to complete this transaction.

Definitive Agreement

Both the Purchaser and the Transferor agree that the definitive legal documents to be signed in respect of the acquisition of the Target Company shall conform to the substantive and principle contents agreed upon in this framework agreement.

Purchase Price

Subject to the conditions agreed upon in the Agreement, based on the information provided by the Transferor and the statement and guarantee agreed upon in the Agreement, this equity transfer consideration shall be 11 times of the RMB30 million estimated 2014 net profit, that is RMB330 million, however the final transfer price shall adopt the overall valuation (“Overall Valuation of the Target Company”) of a PE of 11 times of the 2014 audited net profit audited by the auditor and confirmed by the Purchaser on the basis of the consolidated (financial) statements of the Target Company; the transfer consideration of the final Target Equity will be the Overall Valuation of the Target Company.

Equity Purchase Framework Agreement

Payment Terms

The Purchase Price at which the Purchaser shall acquire from the Transferor 100% of the equity in the Target Company shall be paid in the form of shares in Solar Power Inc. (“Solar Power Shares”), the number of which shall be determined on the basis of the Overall Valuation of the Target Company. At the Closing, the number of the Solar Power Shares to be received by Party A shall be determined based on the share price of USD2.38/share.

With respect to the Solar Power Shares,

1.After the Closing, the listing of and the trading in the Solar Power Shares that the Transferor will obtain in consideration of the 60% equity in the Target Company will be conducted in accordance with the related listing and trading rules of the stock exchange on which Solar Power Inc. is listed.

2.The listing of and the trading in the Solar Power Shares that Zhong Jun Hao will obtain (“Zhong’s Shares”) in consideration of the 40% equity in the Target Company will be conducted in accordance with the following provisions:

For the three years immediately after 2014, Zhong’s Shares shall be subject to a 3-year lock-up linked to the Target Company’s audited net profit as reflected on its consolidated financial statements in each of such years, pursuant to which, Zhong’s Shares will be released by installment on a-year-by-year basis during such 3 years subject to the Target Company’s achievement of the corresponding targeted annual growth in its audited net profit on a consolidated basis:

The Target Company’s 2014 audited net profit on a consolidated basis shall be used as the base. For each of such three years, as long as the Target Company achieves a growth of 20% or more in its audited net profit on a consolidated basis as compared with that of the previous year, Zhong Jun Hao can transfer Zhong’s Shares. (A) For the first year after 2014, if the Target Company achieves a growth of 20% or more in its audited net profit on a consolidated basis as compared with that of 2014 used as the base, Zhong Jun Hao can transfer 20% of the Zhong’s Shares, (B) For the second year after 2014, if the Target Company achieves a growth of 20% or more in its audited net profit on a consolidated basis as compared with that of the previous year, Zhong Jun Hao can transfer 15% of the Zhong’s Shares, and (C) For the third year after 2014, if the Target Company achieves a growth of 20% or more in its audited net profit on a consolidated basis as compared with that of the previous year, Zhong Jun Hao can transfer 10% of the Zhong’s Shares. On the contrary, in the event that the Target Company fails to achieve the targeted growth as specified above for any of such three years, none of the Zhong’s Shares can be released during such year.

Equity Purchase Framework Agreement

Due Diligence

The necessary cooperation and assistance shall be given in respect of the legal due diligence, business due diligence and financial due diligence and audit tasks of the Target Company to be carried by the Purchaser itself or the intermediaries appointed by it.

Representations and Warranties

The Transferor, the Target Company and its controlled subsidiaries (hereinafter referred to as the “Subsidiaries”) jointly and severally make the following statement and guarantee to the Purchaser:

1. Each of the Transferor, the overseas shareholders of the Target Company after restructuring, the Target Company and the Subsidiaries (hereinafter collectively referred to as the “Group Companies” and each a “Group Company”) shall be a legal entity established and existing under the laws of the jurisdiction of its incorporation or a natural persons fully capable of conducting civil acts. The registered capital of the Group Company shall have been legally issued and fully paid, and all the internal corporate approvals and all the governmental approvals shall have been obtained, and the filing and registration with all necessary government authorities shall have been completed.

2. None of the equity in the Target Company held by the Transferor or the overseas shareholders of the Target Company after restructuring is subject to any encumbrance. None of the equity in any Subsidiary held by the Target Company is subject to any encumbrance.

3. The execution of the Agreement and the consummation of the transactions contemplated hereunder by the Group Company does not and will not violate the articles of association or any other constitutional documents of the Group Company or any contract to which the Group Company, nor does it or will it result in acceleration of any of the Group Company’s obligations under any loan agreement to which it is a party or violate any applicable law.

Equity Purchase Framework Agreement

4. None of the Group Companies currently breaches or has breached in the past the relevant laws and regulations in any material aspects, which may result in any non-business civil liabilities, administrative penalties or otherwise cause any losses to the existing businesses of such Group Company or to the businesses that it contemplates to carry out.

5. Each of the Group Companies respectively possesses all the necessary approval of the existing businesses that it carries out in all material aspects. The above approval shall be valid and shall continue to exist, and based on its reasonable judgment, it is aware that such approval will not be revoked, cancelled or withdrawn, and it does not recognize any circumstances under which such approval may be revoked, cancelled or withdrawn.

6. All the assets and other assets (other than any inventory disposed of in the ordinary course of business) obtained or used by each Group Company shall be legally and beneficially owned by such Group Company, free from any encumbrance, or occupied by such Group Company to the extent of being occupiable. Each Group Company possesses or leases all the necessary assets to effectively carry out its existing business; all the full set of equipment, machinery, vehicles and equipment directly related to the main business of each Group Company which are owned, leased or used by such Group Company shall be in good conditions and shall have been properly repaired and maintained.

7. The setting up of and each of the changes of the Subsidiaries currently possessed by the Target Company shall conform to the laws and regulations, all the projects that it currently possesses shall have respectively obtained all necessary approval at (each of its respective) current stage in accordance with the provisions of the laws and regulations based on the status of construction of its projects; the construction of all the projects of Target Company shall conform to the laws and regulations, and they have not violated the provisions of the relevant laws and regulations.

8. Based on the reasonable judgment of Party B and the Target Company, the changes of the board of directors of the Target Company will not cause the agreement of the Group Company to be terminated or will not subject the rights of the Group Company to material adverse effect, and will not cause the major clients or suppliers of the Group Company to continue as its clients or suppliers not with the same degree and not of the same nature as they previously were prior to this date.

Equity Purchase Framework Agreement

9. None of the Group Companies has authorized anyone such that he can represent such Group Company to enter into contracts or make undertakings, except for the authorization to the staff (including the legal representative, directors, senior management and other managerial staff of such Group Company) to enter into contracts of routine transactions within their normal scope of duties.

10. The financial statements of each Group Company shall be prepared according to the relevant applicable laws and the requirements of the accounting standards, and they shall be complete, accurate in all material aspects and can indicate the true and fair picture of the financial conditions of assets and liabilities and profits and losses of such Group Company on the dates involved and during the periods involved of those financial statements, and they shall match the books and records of such Group Company in all material aspects, those accounts and records shall be accurate in all material aspects, and they shall have been made in accordance with the relevant applicable accounting standards and laws.

11. Each Group Company has submitted all tax returns and reports in accordance with the provisions of the relevant laws, and such tax returns and reports shall be true and accurate in all material aspects; none of the Group Companies has violated the relevant laws and regulations in the taxation aspect.

12. Each Group Company obeys all applicable environmental protection laws and has not violated such laws in any material aspect; and it holds and obeys the environmental protection licenses required by those laws in all material aspects, and has not violated any such permit in any material aspect.

13. Each Group Company obeys all the relevant laws and regulations in the applicable social insurance and accommodation reserve aspects, and has not violated such laws and regulations in any material aspect.

14. There is no material defect in the internal control systems including the financial systems of the Target Company and its Subsidiaries.

15. All the account receivables of the Target Company and its subsidiaries can be effectively collected as agreed; if the account receivables of the Target Company cannot be effectively collected as agreed, then Party A has the right to deduct the corresponding amount from the Purchase Price of the equity that it should pay to Party B or Party A shall claim from Party B 1.

16. Party B agrees that in the final transaction documents it shall make the statement and guarantee to Party A with contents identical to those contents agreed upon in the Agreement.

Undertakings of the Purchaser

1. Upon the completion of the Acquisition, the construction work of all EPC projects of Solar Power Inc. in the Eastern China Region will be taken up by the Target;

2. Upon the completion of the Acquisition, the construction work of the roof projects of Solar Power Inc. across the country will be taken up by the Target;

3. Upon the completion of the Acquisition, the Directors of the Target appointed by the Purchaser shall nominate and accept Zhong Jun Hao to be the general manager of the Target, and his term in office shall not be less than three accounting years upon the completion of the Acquisition.

Conditions to Closing

(1)  The representations and warranties made by Party B, the Target Company and its subsidiaries remain valid and accurate on the completion date, and Party A has not discovered any material misstatement of Party B or the Target Company and its subsidiaries;

(2)  The necessary legal documents when all the parties sign for the completion;

(3)  Party A has not discovered any occurrence of material or potentially material adverse changes in the financial, legal, commercial, technical and environmental aspects of the Target Company and its subsidiaries from the date of audit to the completion date;

(4)  Any other conditions of completion, where no mutual conflicts exist or will arise with the Agreement and no substantive change will be made to the conditions of this transaction, as agreed by the Purchaser and the Transferor under the official document in relation to this transaction.

Equity Purchase Framework Agreement

Protective Provisions

From the execution date of the Agreement to the completion date, Party B shall act as a manager in good faith to discharge his duty of daily operation and management of the Target Company and its subsidiaries, and the substantial matters below made by the Target Company and its subsidiaries require the written consent of Party A in advance:

(1)  Amendment of the Articles;

(2)  Acquisition, merger, reorganization, liquidation, dispersal or dissolution;

(3)  Sale, pledge, security, lease, transfer or disposal of the material assets, being the transfer or permit of relevant external investments, concession and intellectual property right (other than those occurred and with Party A notified prior to the execution date of the Agreement, or necessary for daily operation activities)

(4)  Transfer of shares to other investors other than Party A or permission of other investors to hold the shares of the Target Company by way of subscribing additional registered capital;

(5)  Allocation of profits;

(6)  Disposal by existing shareholders of their shares of the Target Company held directly/indirectly;

(7)  Establishment of new photovoltaic power plants;

(8)  Acquisition or investment in photovoltaic power plants;

(9)  Investment increment in existing companies conducting photovoltaic power plant projects;

(10)  Connected transactions;

(11)  Loan provision to directors, senior management, employees or shareholders;

Equity Purchase Framework Agreement

(12)  Security or investment exceeding RMB 5million (principal included);

(13)  Purchase of shares or stock of listed or unlisted companies;

(14)  Change of directors ;

(15)  Failure to align with the existing business plan as a result of the adoption and alteration of significant commercial and operational plans and material change in the strategic approach or operation of business of the Company;

(16)  Annual budget;

(17)  Technical transfer or grant of technical license to other parties;

(18)  Change of accounting firm or any material change in the accounting system or policies.

Final Representations and Warranties	The Transferor agreed that the representations and warranty made to the Purchaser in the final transaction document will be the same as those agreed in the Agreement.

Tax and Charges

Both parties will bear the expenses required for this transaction respectively, including but not limited to legal fees and financial charges. Upon the payment of the share transfer by Party A, Party B and the Target Company shall pay the tax at the competent tax authority in person in accordance with the relevant tax provisions, and provide Party A with the taxation proof. If Party A or the Target Company is obliged to pay the tax or settle the tax amount by debit of account enforced by the tax authority as a result of the failure of Party B and the Target Company to perform their duty of such tax payment obligations. Party A is entitled to recover such payment from Party B by deducting the sum in the share transfer consideration payable to Party B.

Liability for Breach of the Agreement

In the event that either party violates any warranty, agreement or other obligation specified hereunder, which in turn causes any charges, liability or any direct financial loss to the other party, the breaching party shall bear and compensate the abovementioned charges, liability or loss caused to the other party. The compensation shall be equal to the actual loss suffered by the non-breaching party arising from, and any and all the benefits lost by the non-breaching party as a result of the breach.

The compensation does not affect other rights and welfare the non-breaching party is entitled to with respect to the cases of breach of any terms hereunder by the breaching party according to the law and regulations and the Agreement. The rights and welfare the non-breaching party is entitled to with respect to the cases of breach of any terms hereunder by the breaching party shall remain valid upon the cancellation, termination or completion of the Agreement.

Equity Purchase Framework Agreement

Confidentiality Clause

Any facts existed herein, terms and conditions mentioned herein and any information provided during the independent due diligence investigation shall constitute the confidential information (hereinafter the “Confidential Information”). The parties agreed that any confidential information shall not be used or disclosed to any third party, unless it is required to be disclosed for the purpose of relevant audit (review), valuation, negotiation and execution of the transaction under the Agreement or required by the competent governmental authorities, ministries and commissions or stock exchanges.

General Clause

(1)  This Agreement shall be governed by the law of the PRC.

(2)  Any dispute arising from the Agreement shall be settled through negotiation in friendly manner by all parties. In case any dispute fails to be so settled, either party shall refer the case to the Shanghai International Economy and Trade Arbitration Commission (Shanghai International Arbitration Center), request an arbitration to be conducted in accordance with the arbitration rules for the time being in force and the place of arbitration shall be in Shanghai.

(3)  This Agreement shall become legally binding upon being signed by and affixed hereunto with the seals of all the parties hereto.

Exclusivity Clause

The Transferor and the Target Company shall not enter into any legally binding instruments, such as agreements, contracts and undertakings with a third party with respect to the same or similar subject matter of the Agreement without the consent of the Purchaser within a period of 180 days effective from the execution of the Agreement, unless otherwise appropriately extended to another appropriate period due to technical reasons, or agreed by both the Purchaser and the Transferor under the Agreement and /or otherwise to extend to the Completion Date as unanimously agreed by the parties hereto.

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Equity Purchase Framework Agreement

(This is the signature page)

Party A: Xinwei Solar Power Engineering (Suzhou) Co., Ltd.(新维太阳能电力工程(苏州)有限公司)

Legal Representative or Authorized Representative: (affixed with company seal)

Zhong Jun Hao (钟俊浩)：/s/ Zhong Jun Hao

Li Jin(李瑾)：/s/ Li Jin

Tong Ling Hong Xin Ling Xiang Investment Partnership (铜陵鸿鑫领享投资合伙企业)

Authorized Representative: (affixed with company seal)

Shanghai Yi Ju Sheng Yuan Investment Center (上海易居生源股权投资中心)

Authorized Representative: (affixed with company seal)

Shanghai NineCity Investment Holdings (Group) Ltd. (上海九城投资控股(集团)有限公司)

Authorized Representative: (affixed with company seal)

Shanghai Yi Ju Sheng Quan Equity Investment Center (上海易居生泉股权投资中心)

Authorized Representative: (affixed with company seal)

Shanghai Panshi Investment Co., Ltd. (上海磐石投资有限公司)

Authorized Representative: (affixed with company seal)

Target Company: Shanghai All-Zip Metal Roofing System Co., Ltd. (上海亚泽新型屋面系统股份有限公司)

Legal Representative or Authorized Representative: (affixed with company seal)

Dated: October 28, 2014